090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20120541299-25
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 08/03/2012 1:45 PM
	Entity Number E0452392009-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Firemans Contractors, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation have been amended to increase authorized Common Stock.

Previous Stock Value: Par Value Shares (Common): 200,000,000, Value $0.001; Par Value Shares (Class A): 250,000, Value $1.00; Par Value Shares (Class B): 5,000,000, Value $0.001, No Par Value Shares: 0. ———————— Total authorised Capital: $455,000.

Previous Stock Value: Par Value Shares (Common): 400,000,000, Value $0.001; Par Value Shares (Class A): 250,000, Value $1.00; Par Value Shares (Class B): 5,000,000, Value $0.001, No Par Value Shares: 0. ———————— Total authorised Capital: $655,000.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 67%

4. Effective date and time of filing: (optional) Date: 8-3-12 Time: 2:45pm CST
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

FIREMANS CONTRACTORS INC.

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS

WHEREAS, it is deemed desirable and in the best interest of the Corporation and its shareholders to increase the amount of authorized Common Stock from 200,000,000 to 400,000,000 shares.

RESOLVED, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolution.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

IN WITNESS WHEREOF, we have executed our names as members of the Board of Directors of the above-named Corporation this 3rd day of August, 2012.

Renee Gilmore, CEO, President, Director

Nikolay Frolov, Treasurer, CFO, Director